Exhibit 10.23

                               FIFTH AMENDMENT

                                   TO THE

                     HANNAFORD BROS. CO. 1988 STOCK PLAN



     The Hannaford Bros. Co. 1988 Stock Plan (the "Plan") was adopted by the Board of Directors, subject to shareholder approval, February 4, 1988, and approved by shareholders on May 25, 1988. The Plan was last amended effective January 1, 1994. The Plan is hereby amended in the following respects.

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2.   Subsection (i) of Section 2 is hereby amended to read as follows:

          "Employee' shall mean any person who is employed by the Corporation or any Subsidiary and who is (i) an officer of the Corporation or of any Subsidiary, (ii) responsible for the general management of a division or department of the Corporation, a Subsidiary, or a major portion of the consolidated operations of the Corporation, or (iii) any other salaried employee of the Corporation or any Subsidiary."

     3. Section 11 is hereby amended by deleting the last paragraph thereof, which reads:

          "In order to further protect the Participants' rights under then outstanding Awards upon the occurrence of a 'Change in Control Event' as defined in this Section, the Committee, as constituted before such event, may, in its sole discretion, either at the time an Award is made or at any time thereafter, make such adjustments to an Award as it deems appropriate to reflect such event."

     4.   This Amendment shall be effective January 1, 1994.